Exhibit 10.20

BILL OF SALE

I,	(seller), in consideration of (	$ +$	),

do hereby sell, transfer and convey to ALLEN-BOY INTERNATIONAL LLC (buyer), located at 8501 Tower Point Dr. B-27, Charlotte, NC. 28227. the following vehicle.

Make:	Year:

Model:	VIN:

Mileage:

I undersigned seller, do sell the above-described vehicle to the buyer for the amount shown and certify that all of the information provided in this bill of sale is true and accurate to the best of my knowledge.

I, the undersigned buyer, acknowledge receipt of this bill of sale and understand there is no guarantee or warranty, expressed or implied, with respect to the above-described property. It is also understood that the above vehicle is sold in “as is” conditions. The undersigned buyer will pay $                      to the undersigned seller after receiving the title.

Dated this                  day of _____________

Seller’s print Name	Buyer’s print Name

Seller’s Signature	Buyer’s Signature